Exhibit 10.1

October 15, 2018

Todd Young

Dear Todd:

It is my pleasure to extend to you a formal offer of employment with Elanco US Inc. and to outline the provisions of that offer in detail. The position is Chief Financial Officer reporting to Jeff Simmons, President, CEO and Director, Elanco US Inc. This offer, and any modification, is contingent on approval by the Elanco Board of Directors and the Board’s Compensation Committee and the other offer contingencies described below.

This offer includes an opportunity for continued professional challenge and growth and an attractive compensation and benefit package. You will begin employment with Elanco on or about November 1, 2018.

Estimated Annual Cash Compensation

Your annualized base salary will be $550,000 of course, prorated based on your start date in 2018. You will be eligible to receive consideration for a salary increase effective March 1, 2020.

In addition, you will be eligible to participate in The Elanco Bonus Plan, which provides the variable part of your total annual cash compensation. This annual incentive program for eligible employees is designed to align employee behaviors with company goals. The bonus is comprised generally of three components: (i) your individual bonus target, which is based on your job path, level and pay scale and is currently equal to 70% of your base salary earnings; (ii) company performance, which is currently measured by revenue growth and earnings growth; and (iii) your individual year-end performance rating.

You must remain actively employed through December 31 of each plan year to be eligible for a bonus payout. Your actual bonus payout can range from 0-200% of target and is made by the end of the first quarter of the following year.

Estimated Annual Equity Compensation

In addition to your base salary and bonus, you will be eligible to participate in the Elanco equity program which is designed to encourage decisions and actions in the best long-term interest of the company and to help you build equity in the company. In order to be eligible for an equity grant in February of each year, you need to be an active employee on the first business day in January and on the grant date and you must have met performance expectations during the prior year’s performance period. The total value of your equity grants are subject to review each year and will vary based on several factors including your job level, individual performance and retention of critical skills. The form of equity awards and their associated performance metrics will be provided at the time of grant following approval by the Compensation Committee of the Elanco Board of Directors. Executive officers are subject to a share retention and share ownership policy. Under the policy, you must hold all net shares from equity award payouts for at least one year before selling and to hold shares valued at three times your annual base salary. Until the share requirement is attained, executive officers are deemed compliant with the policy if at least 30% of the net shares from payouts are retained.

Transitional Compensation

Retention Bonus:

You will receive a one-time Retention Bonus payment of $200,000, less applicable taxes, payable to you no later than 30 days from your first day of employment. Assuming you remain actively employed with Elanco for a 36 month continuous month period following your employment, you will have no repayment obligation for the Retention Bonus. Should you cease to be employed by the company prior to that time, you will be responsible for repaying a portion of the Retention Bonus on your last day with Elanco as described in the Retention Bonus Agreement. Please sign the enclosed retention bonus agreement and return it to Curtis Dorsey.

Restricted Stock Unit Grant:

In addition to your annual Elanco equity program eligibility, you will receive a one-time award of $300,000 of Restricted Stock Units (RSUs) in December 2018. RSUs are an outright award of shares of stock that are provided to you if you remain employed with the company for a specified “restriction” (or vesting) period and sufficiently meet job expectations. A portion (50%) are scheduled to vest one (1) year from the grant date month. The final 50% are scheduled to vest in two (2) years from the grant date month.

Relocation Program

You also will be eligible for Elanco’s comprehensive Relocation Program. The program is intended to assist transferring employees and their families by providing comprehensive relocation benefits to facilitate your move and minimize personal disruption. In general, relocating employees are eligible to receive U.S. home sale assistance, home purchase assistance, transportation of household goods, temporary living and final move support consistent with the company’s relocation policies. Homeowners are eligible for a $6,000 (net) relocation allowance (renters are eligible for a $3,000 (net) relocation allowance) to be used at your discretion to pay for items not covered by the company’s relocation program. This allowance is considered taxable income and will be grossed-up. This benefit will be available for up to 12 months from the start of your employment.

A document explaining the relocation program in its entirety is enclosed as well as the Relocation Expense Assignment Agreement.

Comprehensive Benefit Program

The Lilly Employee 401(k) Plan provides an important component of your retirement income. You may contribute up to 50% of your monthly base salary up to the IRS maximum and choose among several different investment options. You will have the opportunity to select between (1) investing in a Target Date Portfolio — a portfolio that is geared toward the year you expect to start withdrawing your money and gradually shifts the investment mix as you get closer to that time — or (2) building and maintaining your own portfolio by selecting from a variety of investment funds, including a self-directed mutual fund window that allows you to invest in mutual and other funds. Contributions to the plan may be made on a pre-tax basis. In addition, the plan offers a Roth 401(k) feature that allows participants to contribute on an after-tax basis. The company currently provides a fixed monthly matching contribution to participants equal to a dollar for each dollar you contribute up to 6% of your monthly base salary (up to the IRS maximum). These contributions are automatically invested consistent with your own investment choices under the plan. Participants become vested in employer contributions following two years of service and can diversify company-matching contributions to other investments. You also can increase your contribution rate automatically each year and automatically rebalance your 401(k) assets. Beginning January 1, 2019, you will be eligible to participate in The Elanco Employee 401(k) Plan instead. In addition to the features described above that will be available in The Elanco Employee 401(k) Plan, the Elanco 401(k) also will offer an employer contribution equal to 3% of your base pay at the end of each calendar year, provided you remain employed by Elanco as of December 31. This additional matching contribution does not depend on your contribution rate to the 401(k).

Medical Coverage choices currently include two consumer directed health care options at a low monthly cost for you and/or your family. Your Pharmacy Card enables you to participate in Lilly’s prescription drug benefit and, in addition, Lilly currently provides dental and vision benefits at a low monthly cost.

Life Insurance provided by the company is another benefit for employees. You are currently eligible for a death benefit equal to two times your annual base salary ($1,100,000) and business travel accident insurance equal to three times your annual base salary ($1,650,000) at no cost. You also can purchase additional term life insurance (up to five times your annual base salary) at group insurance premium rates. With this supplemental coverage, you can acquire up to seven times your annual base salary of life insurance coverage per year.

As we prepare to become an independent company, we expect new, Elanco-sponsored benefit programs to become effective over the next 18 months.

Offer Contingencies:

As a part of our employment process, your offer is contingent upon the following conditions:

•                  Successful completion of a drug screen evaluation provided by the company;

•                 Satisfying Elanco’s background check requirements, including but not limited to an acceptable criminal background check, educational verification and motor vehicle report (for positions required to have a fleet vehicle);

•                 Proof of identity, eligibility, and authorization to be lawfully employed in the United States;

•                 Compliance with “The Red Book Code of Business Conduct” including its training due within 30 calendar days of your start date;

•                 Signature and completion of the Employee Confidentiality and Invention Agreement due within 30 calendar days of your start date;

•                 Evaluation and approval of any potential conflict of interest (e.g., board or committee service for a company involved in healthcare or matters related to Elanco’s business);

•                  Your acceptance of this offer by no later than Noon (ET), Monday, October 22, 2018.

To accept Elanco’s offer of employment, please sign and return the attached “Letter of Acceptance” by Noon (ET), Monday, October 22, 2018. Of course, this offer letter is not an employment agreement; you will be an at will employee should you join the company. If any questions arise, or I can provide help in any way, please contact me at the number below.

I am confident that you have much to contribute to our team at Elanco, and Elanco has much to offer you in return. For more than 60 years, Elanco has flourished because our corporate culture actively supports the talents of people at every level of the organization through our commitment to the personal development of each employee.

Sincerely,

/s/ David Kinard
David Kinard
Executive Vice President, Human Resources and Corporate Affairs
Elanco Animal Health, Incorporated

Enclosures

ELANCO US Inc.
TOTAL COMPENSATION AND BENEFIT PROGRAMS(1)

Estimated Annualized Cash Compensation
Annual Base Compensation $45,833,34 Monthly base, salary paid semi-monthly)	$550,000
Estimated Bonus at Target 70%	$385,000	*

* Assuming full year earnings, sufficiently meeting job expectation and 1.0 bonus multiple. Payout in March of the following year.

TOTAL ANNUAL CASH COMPENSATION	$935,000

Estimated Annual Equity
Total Value of Equity at Target	$1,200,000

Please Note: Final value of equity described above is subject to individual performance and Compensation Committee review and approval in December 2018

TOTAL ANNUAL COMPENSATION	$2,135,000

Transitional Compensation
Relocation Allowance (net)*	$6,000

* Assuming you are a homeowner
Retention Bonus	$200,000
Restricted Stock Units Award	$300,000

Estimated Annualized Benefits
There are company provided benefits at no cost to you except as indicated. The figures are estimated based on your first year base salary.
Company-Paid death Benefit (2x Base)	$1,100,000
Business Travel Accident Insurance (3x Base)	$1,650,000
401(k) plan (currently, employer monthly match up to 6% of base @ $1.00)	$33,000

(1) Keep in mind that the company reserves the right to amend, modify or terminate its compensation and benefit programs at any time in its sole discretion. In the event of any conflict between the information included in this offer and the terms of Elanco’s compensation and benefits plans, the terms of the plans will control.

Additional Company Benefits

•              Medical and Dental Insurance

•              Reimbursement Accounts

•              Illness Pay

•              Disability

•              Credit Union

•              Financial Planning Service

•              Relocation Plan (See enclosed brochure)

•              Employee Activities

•              Vacation (12 hours per month); vacation hours are prorated based on your start dates

•              Holiday Plan (7 days per year: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, Day after Thanksgiving, Christmas)

•              Floating Holiday (3 days per year; the Company reserves the right to designate dates for the Floating Holiday)

•              Year End Closure (working days between Christmas and next New Year’s Day)

Optional Employee-Paid Benefits

•              Supplemental Life Insurance

•              Dependent Life Insurance

•              Flexible CarePlus (life/long-term care insurance)

•              Additional vacation purchase

LETTER OF ACCEPTANCE

TO:	Curtis Dorsey
Global Recruiting and Human Resources
Elanco US Inc.
2500 Innovation Way
Greenfield, IN 46140

FROM:	Todd Young

I am pleased to accept your offer of employment with Elanco US Inc., as described in your letter dated October 15, 2018. It is my understanding that my position will be Chief Financial Officer reporting to Jeff Simmons, President, CEO and Director, Elanco US Inc. I look forward to receiving additional details regarding my on-boarding process with Elanco and to becoming a valued contributor to the Elanco Team.

Sincerely,

Signature:	/s/ Todd Young

Date of Birth (MM/DD/YYYY):

Current Date:	10-15-2018

Anticipated Start Date:	Nov. 1

Please email a signed copy to my attention at cdorsey@Elanco.com

NOTE: THIS OFFER EXPIRES AT Noon (ET), Monday, October 22, 2018